Exhibit 99.1

Polar Power Reports First Quarter 2023 Financial Results

GARDENA, CA – May 15, 2023 – Polar Power, Inc. (“Polar Power” or the “Company”) (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, today reported its financial results for the quarter ended March 31, 2023.

Key Q1 2023 Results and Highlights:

Financial Results for the Three Months Ended March 31, 2023

●	Net sales for Q1 2023 increased to $4.1 million, representing a 13% increase, compared to $3.7 million during the same period last year.

●	We had a gross profit of $755,000 at the end of Q1 2023, as compared to a gross profit of $905,000 during the same period last year.

●	Operating expenses decreased to $1.7 million in Q1 2023, as compared to $2.0 million in the same period last year.

●	Net loss for Q1 2023 totaled $1.1 million, or $(0.09) per basic and dilutive share, compared to a net loss of $1.1 million, or $(0.10) per basic and dilutive share in Q1 2022.

●	Cash and cash equivalents at March 31, 2023 were $119,000, as compared to $211,000 at December 31, 2022. We had $16.8 million in inventory at March 31, 2023, as compared to $15.4 million at December 31, 2022. Working capital was $15.8 million at March 31, 2023, as compared to $17.3 million at December 31, 2022.

●	Backlog as of the end of Q1 2023 was $8.9 million, of which 68% is from orders of the Company’s DC power generators from telecommunications customers in the U.S., 29% from telecommunications customers in international markets, 1% from customers in marine market, and 2% from customers in other markets.

Management Commentary

The Company’s net sales increased 13% in Q1 2023 as compared to Q1 2022 despite ongoing headwinds from supply chain constraints and labor shortages. The Company’s gross profit during Q1 2023 decreased $150 when compared to Q1 2022 due to an increase in labor and material costs related to a wider product mix that required more labor and materials. Delays sourcing certain raw materials and labor shortages also affected gross margins in Q1 2023. Operating expenses during Q1 2023 decreased 11% as compared to Q1 2022 primarily due to a decrease in staff supporting sales, engineering, and administration.

Sales of the Company’s DC Generators to telecommunications customers continues to drive sales growth. During the three months ended March 31, 2023, 68% of the Company’s net sales were derived from telecommunications customers in the U.S. primarily to support their 5G infrastructure. During the same period, 27% of the Company’s net sales were derived from telecommunications customer in international markets primarily for off-grid applications to supply rural areas new broadband services. The Company sees an increase in demand to export DC power systems for programs bringing broadband to rural communities.

The Company believes our manufacturing facilities are under-utilized as a result of significant investments in manufacturing equipment and facilities in the years right before the start of the pandemic in the U.S. The Company expects to see improvements in the Company’s gross margins as it makes headway with parts shortages and sourcing qualified labor.

Following a 2.5-year delay, the Company launched the Toyota 1KS series, reaching a key milestone in the Company’s evolution. The Company just started shipments of the Toyota-based generators and expects production volumes will continue to build as production learning curves lead to efficiencies.

The Company believes the Toyota prime power engines, when configured into generators, will provide strong opportunities for growth and diversification in line with the Company’s long-term plan. This engine platform is expected to easily facilitate the shift from diesel to natural gas and LPG (liquid petroleum gas, aka propane or butane). LPG and natural gas fuel reduce carbon emissions between 16% to 27% and, when combined with the increased fuel efficiency of DC generators and solar technologies, emissions become very minimal. The Toyota 1KS prime power engines have much lower maintenance requirements when compared to diesel engines and the current LPG and natural gas backup generators from the major brands. The Toyota 1KS engine will be focused on applications in telecommunications, microgrids, electric vehicle (“EV”) charging, and CHP (combined heat and power).

The delay in the launch was caused by several factors, including a challenging hiring market for specialized engineers, and problems with combustion control and lubricating oil temperature regulation (note that the Toyota engine itself presented no problems), which have been resolved, field-tested, and implemented into engineering and production. Lastly, disruptions attributable to long lead times for components and availability also negatively impacted the development schedule.

Despite the delay, the Company did not stop its marketing efforts and is now transitioning from sales contacts to sales, which includes the production of sales literature and field demonstrations. The launch was originally planned for 2 years ago, and in anticipation the Company has purchased a large number of engines, requiring significant working capital, but is well positioned to meet anticipated demand. This inventory is expected to convert back to cash as product sales accelerate. As a hedge against the world supply chain problems Polar Power has maintained large inventory levels on critical items.

The Company increased prices on the Company’s DC generators in September 2022. Shipment of orders received with the Company’s new pricing were delayed due to supply chain constraints and labor shortages and were included in the Company’s sales backlog as of March 31, 2023. The Company expects to see a positive impact to the Company’s net sales and gross margins in the upcoming quarters as we start shipping these orders and see improvements with the supply chain and labor issues.

Early this month, the Company announced plans to expand the Company’s mobile offerings by upgrading the Company’s mobile CHAdeMO EV chargers to the universal combined charging system standard to reach the mobile EV charging market. The Company is taking orders for the Company’s new line of EV chargers and expects to have them available before the end of the first quarter of 2024. Mobile EV chargers are used for emergency roadside service, providing a fast-charging solution for EVs that have run out of charge before reaching a stationary charging facility.

The Company also continues to work on the Company’s solar hybrid power systems, which integrate solar energy storage with natural gas/LPG powered generators, that are ideal for off-grid (i.e., areas where wireless towers are not connected to an electrical grid) and bad-grid (i.e., areas where wireless towers are connected to an electrical grid that loses power more than eight hours) applications.

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, EV charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar Power’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com. or follow us on www.linkedin.com/company/polar-power-inc/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s expectation to see improvements in gross margins as headways are made with parts shortages and sourcing qualified labor; Polar Power’s expectation that production volumes will continue to build as production learning curves lead to efficiencies; Polar Power’s expectation that its new line of EV chargers will be available in the year 2024 are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for mobile EV chargers; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; the impact of inflation and changing prices on raw materials; supply chain constraints causing significant delays in sourcing raw materials; labor shortages as a result of the pandemic, low unemployment rates, or other factors limiting the availability of qualified workers; and other events, factors and risks. It undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Polar Power’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Polar Power’s reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

Shawn M. Severson

Tel: 312-420-9191

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$119	$211
Accounts receivable	3,216	2,230
Inventories, net	16,875	15,460
Prepaid expenses	1,852	2,629
Employee retention credit receivable	2,000	2,000
Income taxes receivable	787	787
Total current assets	24,849	23,317

Other assets:
Operating lease right-of-use assets, net	2,436	240
Property and equipment, net	421	538
Deposits	93	93

Total assets	$27,799	$24,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,024	$230
Customer deposits	2,769	2,126
Accrued liabilities and other current liabilities	1,256	1,231
Current portion of operating lease liabilities	738	268
Current portion of notes payable	172	211
Line of credit	3,010	1,884
Total current liabilities	8,969	5,950

Notes payable, net of current portion	33	57
Operating lease liabilities, net of current portion	1,729	—

Total liabilities	10,731	6,007

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 12,967,027 shares issued and 12,949,550 shares outstanding on March 31, 2023, and 12,967,027 shares issued and 12,949,550 shares outstanding on December 31, 2022	1	1
Additional paid-in capital	37,331	37,331
Accumulated deficit	(20,224)	(19,111)
Treasury Stock, at cost (17,477 shares)	(40)	(40)
Total stockholders’ equity	17,068	18,181

Total liabilities and stockholders’ equity	$27,799	$24,188

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Net Sales	$4,190	$3,709
Cost of Sales	3,435	2,804
Gross profit	755	905

Operating Expenses
Sales and marketing	333	405
Research and development	346	476
General and administrative	1,111	1,131
Total operating expenses	1,790	2,012

Loss from operations	(1,035)	(1,107)

Other income (expenses)
Interest expense and finance costs	(78)	(13)
Other income (expense), net	—	—
Total other income (expenses), net	(78)	(13)

Net loss	$(1,113)	$(1,120)

Net loss per share – basic and diluted	$(0.09)	$(0.10)
Weighted average shares outstanding, basic and diluted	12,949,550	12,788,203

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(1,113)	$(1,120)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	116	135
Changes in operating assets and liabilities
Accounts receivable	(986)	626
Inventories	(1,415)	(1,468)
Prepaid expenses	777	742
Operating lease right-of-use asset	196	166
Accounts payable	794	216
Customer deposits	643	26
Accrued expenses and other current liabilities	25	5
Operating lease liabilities	(193)	(175)
Net cash used in operating activities	(1,156)	(847)

Cash flows from investing activities:
Acquisition of property and equipment	—	(8)
Net cash used in investing activities	—	(8)

Cash flows from financing activities:
Proceeds from advances from credit facility	1,127	—
Repayment of notes payable	(63)	(60)
Net cash provided by (used in) financing activities	1,064	(60)

Decrease in cash and cash equivalents	(92)	(915)
Cash and cash equivalents, beginning of period	211	5,101
Cash and cash equivalents, end of period	$119	$4,186

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:

Initial recognition of operating lease right-of-use assets and operating lease liabilities	$2,392	$—